Exhibit 23(a)
                         CONSENT OF KPMG PEAT MARWICK, LLP



The Board of Directors
The Bank of Southington

We consent to the incorporation by reference in this Registration Statement on Form S-4 of HUBCO, Inc. of our report dated March 12, 1997 relating to the balance sheets of The Bank of Southington as of December 31, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report of The Bank of Southington. The report refers to an uncertainty in connection with a lawsuit in which The Bank of Southington is a defendant.



                                                          KPMG PEAT MARWICK LLP


Hartford Connecticut
September 30, 1997